EXHIBIT 99.1

Northwest Bancorporation, Inc. Announces Fourth Quarter and Year End 2008 Financial Results, Receipt of TARP CPP Funding

SPOKANE, Wash., Feb. 13, 2009 (GLOBE NEWSWIRE) -- Northwest Bancorporation, Inc. (OTCBB:NBCT) President and CEO Randall L. Fewel today announced a fourth quarter net loss for the company of $1.42 million and a net loss of $275 thousand for the twelve months ending December 31, 2008. The fourth quarter results include an increased provision for potential credit losses of $2.95 million and the results for the year include an increased provision of $3.95 million, compared to provisions in 2007 of $150 thousand and $420 thousand for the fourth quarter and full year, respectively.

Fewel also announced today that Northwest Bancorporation had completed the sale of 10,500 shares of Series A preferred stock and 525 shares of Series B preferred stock to the U.S. Department of the Treasury, raising total proceeds of $10.5 million. The $10.5 million in proceeds will be treated as Tier 1 capital.

Fourth Quarter and Year End Results

Fully diluted, earnings-per-share for the fourth quarter in 2008 were a loss of $0.60 per share, compared to a profit of $0.31 per share for the fourth quarter of 2007. For the full-year 2008, earnings-per-share were a loss of $0.12 per share, compared to a profit of $1.10 per share in 2007.

Total assets for the company were $400.2 million as of December 31, 2008, an increase of $56.5 million, or 16.4%, compared to total assets of $343.7 million reported on December 31, 2007.

Northwest Bancorporation, Inc. (the "Company") is the parent company of Inland Northwest Bank (the "Bank"). As of December 31, 2008, the Bank reported net outstanding loans of $334.3 million, a $59.6 million, or 21.7%, increase compared with December 31, 2007. Deposits, after eliminating inter-company balances, were $316.1 million, a $43.5 million, or 16.0%, increase over December 31, 2007.

Mr. Fewel commented that, "The disappointing earnings for the fourth quarter and for the year are due to the deteriorating economic conditions in the markets we serve, which created significant strain on the Bank's loan portfolio and caused the Federal Reserve to lower short-term interest rates by 4.00% during 2008." The decline in interest rates caused the Bank's Net Interest Margin (NIM) to fall from 4.35% for 2007 to 3.56% for 2008. The strain on the loan portfolio resulted in net charge-offs for the year of $1.9 million, representing approximately 0.61% of total loans. "In response to these circumstances and in an effort to be proactive looking ahead to 2009, the Bank added $3.95 million to its Allowance for Loan and Lease Losses (ALLL)," Fewel said. "This brought the Bank's ALLL to 1.40% of gross loans at year end, compared with 0.98% at the end of 2007," Fewel went on to say.

The Bank's non-performing assets, or loans that are no longer accruing interest, together with foreclosed real estate, increased in the fourth quarter to 3.63% of total assets at year end, up from 2.12% at the end of the third quarter, and 0.16% at the end of 2007. Fewel commented that, "Management continues to identify loan quality deterioration on a timely basis and substantial resources have been redirected to focus on aggressive work out strategies to achieve beneficial resolutions for both borrowers and the Bank."

Despite the four percentage point drop in interest rates in 2008, interest income increased by $1.36 million, or 6.2%, over the previous year, to $23.12 million. Interest expense increased by $967 thousand, or 10.4%, over the previous year, to $9.86 million.

Non-interest income increased by $305 thousand, or 14.1%, to $2.47 million, and non-interest expense increased by $1.5 million, or 14.9%, over 2007, to $11.72 million. A significant portion of the increase in non-interest expense was a result of the Bank adding two new branches in north Idaho late in 2007, and the increase of FDIC insurance premiums. The premiums for FDIC insurance increased by $198 thousand in 2008, a 376% increase over the previous year.

"Late in 2008," Fewel said, "we began the process of identifying non-interest income, non-interest expense and operating efficiency opportunities. Our management team is busy addressing these issues, which is expected to take about six months to complete, and we anticipate that the changes we are making will result in significant pre-tax bottom line improvement over the next twelve months."

Fewel reported that he voluntarily gave up his 2008 bonus and that he and the rest of the Company's management team agreed to freeze their salaries in 2009. In addition, no restricted stock awards were issued to any members of the executive team for 2008.

The Bank also announced that it will be closing its branch in Walla Walla, Washington effective May 29, 2009. "Our lease in Walla Walla expired and was not available for renewal," Fewel said. "Alternative sites would have dramatically increased our overhead expense, and since the branch had only been generating a small profit, the increased overhead would have made it unprofitable to operate for the foreseeable future. Consequently, even though it was a very difficult decision for us to make due to the impact on our customers in Walla Walla and our three employees, it was the right business decision because of the current circumstances in the economy."

Capital Purchase Program Funds

The completed sale of preferred stock to the U.S. Treasury is part of the U.S. Treasury's Capital Purchase Program to encourage qualified financial institutions to increase the flow of financing to businesses and consumers and to support the U.S. economy.

"In my opinion, Inland Northwest Bank is exactly the kind of healthy bank the Capital Purchase Program was designed for," Fewel said. "We have increased loan originations by $120 million over the last two years to the point where our capital restricted our ability to grow loans anymore this year. With this $10.5 million capital injection, we will now strive to grow our loan portfolio."

"The Bank is stepping up," Fewel said, "as encouraged by the FDIC and U.S. Treasury, to do our part in helping stimulate the economy by making credit available to creditworthy borrowers. Our Bank was already well capitalized by all three regulatory definitions, but we believe that our voluntary participation in this program will be beneficial to our local economy, our customers, our employees, and our shareholders."

"Most jobs are created by small businesses," Fewel said, "and the availability of credit is the fuel that feeds the small business engine. As a result of us voluntarily agreeing to accept this capital injection from the Treasury, INB will be able to make more of that 'fuel' available to the small businesses in Spokane and Kootenai Counties, which we hope will translate into job creation and support economic activity and growth in the local region."

The 10,500 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, issued by the Company will pay a cumulative compounding dividend of 5% per year for the first five years and will reset to a rate of 9% per year after five years. The 525 shares of Fixed Rate Cumulative Preferred Stock, Series B will pay a cumulative compounding dividend of 9% per year. After three years, the preferred shares may be redeemed by the Company at their issue price, plus all accrued and unpaid dividends. Subject to approval by the Company's banking regulators, the preferred shares may also be redeemed at any time if the Company chooses to replace them with newly raised equity capital. Additional disclosure regarding the details of this transaction, the agreements and other documents related to the transaction have been filed with the Securities and Exchange Commission (the "SEC") and can be found on the SEC's website at www.sec.gov. Additional details of the Capital Purchase Program can be found on the U.S. Treasury's website at www.treas.gov/initiatives/eesa.

Forward-Looking Statements

This report contains forward-looking statements, which are not historical facts and pertain to the Company's future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about the Company's plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. When used in this report, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in the Company's loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company's loan and other products; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.

CONTACT:  Northwest Bancorporation, Inc.
          Randall L. Fewel, President and CEO
          (509) 456-8888